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February 24, 2022

Lord Asset Management Trust

425 South Financial Place

Suite 3900

Chicago, Illinois 60605

Ladies and Gentlemen:

We have acted as counsel to Lord Asset Management Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 52 to the Trust’s Registration Statement on Form N-1A to become effective March 1, 2022 (the “Post-Effective Amendment”), registering an indefinite number of shares of beneficial interest, par value $0.01 per share (“Shares”), of the Thomas White International Fund and the Thomas White American Opportunities Fund, each a series of the Trust (each, a “Portfolio” and collectively, the “Portfolios”), the Shares of which have been established and designated as Investor Class and Class I for the Thomas White International Fund and Investor Class for the Thomas White American Opportunities Fund, under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering this opinion, we have examined the Post-Effective Amendment, the Trust’s Trust Instrument, the Certificate of Trust of the Trust, the Trust’s Bylaws, the actions of the Board of Trustees of the Trust (the “Board”) that authorized the approval of certain of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials, Trust officers and the Board.

Our opinion, as set forth herein, is based on the facts in existence on the date hereof, and is limited to the Delaware Statutory Trust Act as in effect on the date hereof. We express no opinion with respect to any other laws or regulations.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, such Shares will be validly issued, fully paid and non-assessable.

222 North LaSalle Street | Chicago, Illinois 60601 | T +1 312 609 7500 | F +1 312 609 5005

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Lord Asset Management Trust

February 24, 2022

This opinion is rendered for your use in connection with the filing of the Post-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ VEDDER PRICE P.C.

VEDDER PRICE P.C.